Mail Stop 4561

      December 8, 2005

Mr. Daniel R. McAuliffe, Jr.
Chief Financial Officer and Director
Citigroup Managed Futures LLC
399 Park Avenue - 7th Fl.
New York, NY 10022

      Re:	Salomon Smith Barney AAA Energy Fund II L.P.
		Form 10-K for the year ended December 31, 2004
		Filed March 16, 2005
		File No. 0-50272

Dear Mr. McAuliffe:

      We have completed our review of the forms listed above and related filings and have no further comments at this time.



								Sincerely,



Steven Jacobs
      Accounting Branch Chief

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Mr. Richard A. Harrold
MEPC Limited
July 18, 2005
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